Exhibit 4.1
DICK’S SPORTING GOODS, INC.
AMENDED AND RESTATED 2002 STOCK AND INCENTIVE PLAN
(As Amended and Restated on March 27, 2008)
1. Purposes of this Plan. The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Eligible Individuals, to further align Eligible Individuals’ interests with those of the stockholders of the Company and to promote the success of the Company’s business. The Plan is amended and restated as set forth herein to comply with Section 409A.
     2. Certain Definitions. As used herein, the following definitions shall apply:
     (a) “Administrator” means the Board and any Committee appointed by the Board to administer the Plan; provided, however, that the Board, in its sole discretion, may, notwithstanding the appointment of any Committee to administer the Plan, exercise any authority under this Plan except with respect to awards intended to comply with Section 162(m) of the Code, which shall in all cases be awarded by the Committee, and may thereafter be ratified by the Board.
     (b) “Award” means any Incentive Bonus Award, Option, Performance Share Award, Performance Unit Award, Restricted Stock Award, Restricted Unit Award, SAR or Stock Unit Award granted under the Plan.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Change in Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Class B Permitted Holder (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation) through a tender offer, open market purchases and/or other purchases is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities or (ii) a majority of the Board shall be comprised of persons who (x) were elected in one or more contested elections for the Board and (y) had not been nominated when they were first elected by the then existing Board. Notwithstanding the foregoing or any provision of this Plan to the contrary, if an Award is subject to Section 409A (and not excepted therefrom) and a Change of Control is a distribution event for purposes of an Award, the foregoing definition of Change in Control shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change of Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).
     (e) “Common Stock” means the Common Stock, par value $.01 per share, of the Company.

     (f) “Class B Common Stock” means the Class B Common Stock, par value $.01 per share, of the Company.
     (g) “Code” means the Internal Revenue Code of 1986, as amended.
     (h) “Committee” means a committee of the Board.
     (i) “Company Common Stock” means the Common Stock or the Class B Common Stock of the Company, as the case may be.
     (j) “Company” means Dick’s Sporting Goods, Inc., a Delaware corporation.
     (k) “Consultant” means any person, including an advisor, who is engaged by the Company or any Parent or Subsidiary to render services and is compensated for such services, and any director of the Company whether compensated for such services or not.
     (l) “Continuous Status as an Employee” means the absence of any interruption or termination of the employment relationship by the Employee with the Company or any Parent or Subsidiary. Continuous Status as an Employee shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Board, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor.
     (m) “Eligible Individual” means any Employee, Non-Employee Director or Consultant.
     (n) “Employee” means any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company or any prospective employee who shall have received an offer of employment. The payment of a director’s fee by the Company shall not be sufficient to constitute “employment” by the Company.
     (o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (p) “Fair Market Value” means, as of any date, the value of the applicable class of Company Common Stock determined as follows:
          (i) If such class of Company Common Stock is listed on any established stock exchange or a national market system reporting last sale transactions including, without limitation, the Nasdaq National Market, its Fair Market Value shall be the closing sale price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange for the last market trading day prior to the time of determination as reported in the Wall Street Journal or such other source as the Administrator deems reliable or;
          (ii) If such class of Company Common Stock is quoted on Nasdaq (but not on a last reported sale basis) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high and low closing asked prices for the Company Common Stock for the last market trading day prior to the time of determination as reported in the Wall Street Journal or such other source as the Administrator deems reliable or;
          (iii) In the absence of an established market for a class of Company Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator. For purposes of this Plan, the Class B Common Stock shall be deemed to have the same value per share of the Common Stock unless the value of the Class B Common Stock is determinable in accordance with subparagraphs (i) or (ii) above.
     (q) “Incentive Bonus Award” means the opportunity to earn a future cash payment tied to the level of achievement with respect to one or more Qualifying Performance Criteria for a performance period as established by the Administrator.
     (r) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
     (s) “Non-Employee Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary of the Company.
     (t) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
     (u) “Option” means a right to purchase Shares granted pursuant to the Plan.
     (v) “Optioned Stock” means the Shares subject to an Option.
     (w) “Optionee” means a Participant who holds an Option.
     (x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
     (y) “Participant” means any person who has an Award under the Plan including any person (including any estate) to whom an Award has been assigned or transferred in accordance with the Plan.
     (z) “Performance Share Award” means a grant of a right to receive Shares or Stock Units contingent on the achievement of performance or other objectives during a specified period.
     (aa) “Performance Unit Award” means a grant of a right to receive a designated dollar value amount of Shares or Stock Units contingent on the achievement of performance or other objectives during a specified period.
     (bb) “Plan” means this 2002 Stock and Incentive Plan, as amended and restated herein.

     (cc) “Qualifying Performance Criteria” means any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Award: (a) cash flow, (b) earnings per share (including earnings before interest, taxes, depreciation, and amortization or some variation thereof), (c) stock price, (d) return on equity, (e) total stockholder return, (f) return on capital, (g) return on assets or net assets, (h) revenue, (i) income or net income, (j) operating income or net operating income, (k) operating profit or net operating profit, (l) operating margin or profit margin, (m) return on operating revenue, and (n) market share. To the extent consistent with Section 162(m) of the Code, the Administrator shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.
     (dd) “Restricted Stock Award” means a grant of Shares subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Administrator.
     (ee) “Restricted Unit Award” means a grant of Stock Unit subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Administrator.
     (ff) “SAR” means a stock appreciation right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a Share from the date of the grant of the right to the date of its payment, as adjusted in accordance with Section 10 of this Plan, payable in cash, Shares or Stock Units.
     (gg) “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.
     (hh) “Separation from Service” and “Separate from Service” shall mean the Participant’s death, retirement or other termination of employment or service with the Company (including all persons treated as a single employer under Section 414(b) and 414(c) of the Code) that constitutes a “separation from service” (within the meaning of Section 409A). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears.
     (ii) “Share” means a share of the Company Common Stock, as adjusted in accordance with Section 10 of this Plan.
     (jj) “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with Section 409A and the procedures established by the Company.
     (kk) “Stock Unit” means the right to receive a Share at a future point in time.
     (ll) “Stock Unit Award” means the grant of a Stock Unit.
     (mm) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3. Shares Subject to the Plan. Subject to the provisions of Section 10 of this Plan, the maximum aggregate number of Shares which may be issued under the Plan is 39,732,0001. The Shares may be authorized, but unissued Shares, issued Shares that have been reacquired by the Company (otherwise known as treasury Shares) or Shares acquired on the open market specifically for distribution under this Plan, or any combination thereof. Notwithstanding any other provision of this Plan, Awards for Class B Common Stock or Awards for securities convertible or exchangeable into Class B Common Stock may only be issued to a Class B Permitted Holder (as such term is defined in the Company’s Certificate of Incorporation, as amended).
If Shares under any Award are not issued for any reason, such Shares shall, unless the Plan shall have been terminated, become available for future grant under the Plan. In addition, any Shares delivered or deemed delivered, by attestation or otherwise, to the Company in payment of any obligation, including the exercise price of any option, the purchase price for any Shares, or for any tax obligation shall be added back to the Shares available for issuance under the Plan.
The aggregate number of Shares issuable under all Awards (including options and SARs) granted under this Plan during any calendar year to any one Eligible Individual shall not exceed 13,860,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 10, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The foregoing limitations shall not apply to the extent that they are no longer required in order for compensation in connection with grants under this Plan to be treated as “performance-based compensation” under Section 162(m) of the Code.
4. Administration of this Plan.

[1]	Revised to reflect all stock splits effectuated by the Company as of February 2, 2008.

     (a) Authority. Subject to the provisions of this Plan and, in the case of a Committee, the specific duties delegated to or limitation imposed upon such Committee by the Board, the Administrator shall have the authority, in its discretion:
          (i) to establish, amend and rescind rules and regulations relating to the Plan;
          (ii) to select the Eligible Individuals to whom Awards may from time to time be granted hereunder;
          (iii) to determine the amount and type of Awards, including any combination thereof, to be granted to any Eligible Individual;
          (iv) to grant Awards to Eligible Individuals and, in connection therewith, to determine the terms and conditions, not inconsistent with the terms of this Plan, of any such Award including, but not limited to, the number of Shares or Stock Units that may be issued or amount of cash that may be paid pursuant to the Award, the exercise or purchase price of any Share, the circumstances under which Awards or any Shares or Stock Units relating thereto are issued, retained, become exercisable or vested, are no longer subject to forfeiture or are terminated, forfeited or expire, based in each case on such factors as the Administrator shall determine, in its sole discretion;
          (v) to determine the Fair Market Value of the Company Common Stock, in accordance with Section 2(p) of this Plan;
          (vi) to establish, verify the extent of satisfaction of, adjust, reduce or waive any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;
          (vii) to approve forms of agreement for use under the Plan;
          (viii) to determine whether and under what circumstances an Award may be settled in cash instead of Shares;
          (ix) to determine whether, to what extent and under what circumstances Shares and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the participant (including providing for and determining the amount, if any, of any deemed earnings on any deferred amount during any deferral period);
          (x) to determine whether and to what extent an adjustment is required under Section 10 of this Plan;
          (xi) in its discretion, to the extent not inconsistent with Section 17 hereof, upon a Change in Control, to vest and make exercisable any Award granted hereunder which is not fully vested or exercisable and to remove any restrictions effective upon the occurrence of a Change in Control or the termination of an Eligible Individual’s service to the Company.

          (xii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and
          (xiii) to make all other determinations deemed necessary or advisable for the administration of this Plan.
     (b) Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants.
5. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company in accordance with applicable state law. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 11 of this Plan; provided, however, that the Plan shall remain in effect so long as any Award remains outstanding and as long as necessary to issue any Awards pursuant to commitments entered into prior to the expiration of this Plan; provided, further, that no Award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall be payable prior to approval of the Plan’s material terms by the Company’s stockholders.
6. Options.
     (a) General Terms.
          (i) Written Agreement. Each Option shall be set forth in a written option document setting forth the number and kind of Shares that may be issued upon exercise of the Option, the purchase price of each Share, the term of the Option, such terms and conditions on the vesting and/or exercisability of an Option as may be determined by the Administrator, any restrictions on the transfer of the Option and forfeiture provisions and such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator. The written option document need not be signed by the Optionee.
          (ii) Designation. Each Option shall be designated in the written option document as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designations, to the extent that an Option does not qualify as an Incentive Stock Option, it shall be treated as a Nonstatutory Stock Option.
          (iii) Eligibility. To the extent then required by the Code, Incentive Stock Options may be granted only to Employees.
          (iv) Term of Option. The term of each Option shall be the term stated in the written agreement evidencing such Option; provided, however, that, to the extent then required by the Code, in the case of an Incentive Stock Option, the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement and, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the written agreement evidencing such Option.
          (v) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board, but shall be subject to the following:
(A)	To the extent then required by the Code, in the case of an Incentive Stock Option:
(1)	granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant, and

(2)	granted to any Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.
(B)	In the case of a Nonstatutory Stock Option granted to any person, the per Share exercise price may not be less than the Fair Market Value per Share on the date of grant, provided however, that Nonstatutory Stock Options granted after the Company’s initial public offering of its Common Stock but prior to January 1, 2004 may be made where the per share exercise price is less than the Fair Market Value per Share on the date of grant if (i) such grants are made to persons that are then currently not executive officers (as the term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) of the Company and (ii) such grants in the aggregate that are made having an exercise price that is less than the Fair Market Value per Share do not exceed (i.e., are exercisable for) 140,000 shares of Common Stock.
          (vi) Payment of Exercise Price. Unless otherwise provided by the Administrator in the stock option document, the exercise price of an Option may be paid in one or more of the following: (1) cash, (2) check, (3) other Shares which (x) in the case of Shares acquired upon exercise of an Option either have been owned by the Optionee for more than six (6) months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (4) delivery of a properly executed exercise notice together with irrevocable instructions to a broker registered under the Exchange Act to promptly deliver to the Company the amount of proceeds required to pay the exercise price, and (5) any combination of the foregoing methods of payment.
     (b) Exercise of Options or SARs.

          (i) Procedure for Exercise; Rights as a Stockholder. Any Option or SAR granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Participant, and as shall be permissible under the terms of this Plan. An Option or SAR may not be exercised for a fraction of a Share. An Option or SAR shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option or SAR by the person entitled to exercise such Option or SAR and, if an Option is to be exercised, full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 6(a)(vi) of this Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 of this Plan. Exercise of an Option or SAR in any manner shall result in a decrease in the number of Shares which thereafter may be available under the Option or SAR by the number of Shares as to which the Option or SAR is exercised.
          (ii) Termination of Employment. In the event of termination of a Participant’s Continuous Status as an Employee, status as a Non-Employee Director or consulting relationship with the Company (as the case may be), such Participant may, but only within ninety (90) days (or such other period of time as is determined by the Administrator, with such determination in the case of an Incentive Stock Option and to the extent then required by the Code, being made at the time of grant of the Option and not exceeding ninety (90) days) after the date of such termination (but in no event later than the expiration date of the term of such Option or SAR as set forth in the written document evidencing such Option or SAR), exercise such Option or SAR to the extent that such Participant was entitled to exercise it at the date of such termination. To the extent that such Participant was not entitled to exercise the Option or SAR at the date of such termination, or if such Participant does not exercise such Option or SAR to the extent so entitled within the time specified herein, the Option or SAR shall terminate.
          (iii) Disability of Optionee. Notwithstanding the provisions of Section 6(b) above, in the event of termination of a Participant’s Continuous Status as an Employee, status as a Non-Employee Director or consulting relationship with the Company (as the case may be) as a result of total and permanent disability (as defined in Section 22(e)(3) of the Code), such Participant may, but only within twelve (12) months (or such other period of time as is determined by the Administrator, with such determination in the case of an Incentive Stock Option and to the extent then required by the Code, being made at the time of grant of the Options and not exceeding twelve (12) months) from the date of such termination (but in no event later than the expiration date of the term of such Option or SAR as set forth in the written document evidencing such Option or SAR), exercise the Option or SAR to the extent otherwise entitled to exercise it at the date of such termination. To the extent that such Participant was not entitled to exercise the Option or SAR at the date of termination, or if such Participant does not exercise such Option or SAR to the extent so entitled within the time specified herein, the Option or SAR shall terminate.

          (iv) Death of Optionee. In the event of the death of a Participant, the Option or SAR may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration date of the term of such Option or SAR as set forth in the written document evidencing such Option or SAR) by the Participant’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent the Participant was entitled to exercise the Option or SAR at the date of death or to the extent that the Administrator accelerates the vesting of such Award upon the Participant’s death. To the extent that such Participant was not entitled to exercise the Option or SAR at the date of death, or if such Participant’s estate or any person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise such Option or SAR to the extent so entitled within the time specified herein, the Option or SAR shall terminate.
          (v) Buyout Provisions. To the extent not inconsistent with Section 17 hereof, the Administrator may at any time offer to buy out for a payment in cash or Shares, an Option or SAR previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.
          (vi) Payout Provisions. To the extent not inconsistent with Section 17 hereof, at the discretion of the Company, the payment to a Participant upon exercise of a SAR, may be in cash, in Shares or Stock Units of equivalent value as determined by the Administrator, or in some combination thereof, subject to the availability of Shares under the Plan.
     (c) Non-Transferability of Options or SARs. Unless otherwise provided by the Administrator, no Option or SAR may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. The terms of the Option or SAR shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.
7. Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Restricted Unit Awards and Stock Unit Awards.
     (a) Awards. Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Restricted Unit Awards, or Stock Unit Awards may be issued by the Administrator to Eligible Individuals, either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of this Plan. Such Awards shall be evidenced by a written document containing any provisions regarding (i) the number of Shares or Stock Units subject to such Award or a formula for determining such, (ii) the purchase price of the Shares or Stock Units, if any, and the means of payment for the Shares or Stock Units, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Stock Units granted, issued, retainable and/or vested, (d) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Stock Units as may be determined from time to time by the Administrator, (e) restrictions on the transferability of the Shares and Stock Units and (f) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

     (b) Vesting. The grant, issuance, retention and/or vesting of Shares or Stock Units pursuant to any Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Restricted Unit Awards, or Stock Unit Awards of Incentive Stock shall occur at such time and in such installments as determined by the Administrator or under criteria established by the Administrator. The Administrator shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares or Stock Units subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Administrator. Notwithstanding anything to the contrary herein, the performance criteria for any Award that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted.
     (c) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the number of Shares or Stock Units granted, issued, retainable and/or vested under a Performance Share Award, Performance Unit Award, Restricted Stock Award, Restricted Unit Award, or Stock Unit Award on account of either financial performance or personal performance evaluations may be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.
8. Incentive Bonus Awards. Each Incentive Bonus Award will confer upon the Employee the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period established by the Committee.
     (a) Incentive Bonus Document. Each Incentive Bonus Award shall be evidenced by a document containing provisions regarding (a) the target and maximum amount payable to the Employee, (b) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (c) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the bonus prior to actual payment, (f) forfeiture provisions and (g) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator. The maximum amount payable as an bonus may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of an Incentive Bonus Award granted under this Plan for any fiscal year to any Employee that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $5,000,000.
     (b) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus Award, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target incentive bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the

Incentive Bonus Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any incentive bonus that is intended to satisfy the requirements for “performance- based compensation” under Section 162(m) of the Code.
     (c) Timing and Form of Payment. The Administrator shall determine the timing of payment of any incentive bonus. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an election for the payment of any incentive bonus to be deferred to a specified date or event. An incentive bonus may be payable in Shares, Stock Units or in cash or other property, including any Award permitted under this Plan. Any incentive bonus that is paid in cash or other property shall not affect the number of Shares otherwise available for issuance under this Plan.
     (d) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus Award on account of either financial performance or personal performance evaluations may be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.
9. Stock Withholding to Satisfy Withholding Tax Obligations. At the discretion of the Administrator, Participants may satisfy withholding obligations as provided in this paragraph. When a Participant incurs tax liability in connection with an Award, which tax liability is subject to tax withholding under applicable tax laws, and the Participant is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Participant may satisfy the withholding tax obligation by electing to have the Company withhold from the Shares to be issued, if any, that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the “Tax Date”).
In the event that the Company elects to make a payment to the Participant in cash upon the exercise of a SAR, the Participant may satisfy the withholding tax obligation by electing to have the Company withhold from such payment the amount required to satisfy such withholding tax obligation.
All elections by a Participant to have Shares or cash withheld for this purpose, as the case may be, shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:
          (a) the election must be made on or prior to the applicable Tax Date;
          (b) once made, the election shall be irrevocable as to the particular Shares of the Option, stock purchase right or SAR, as to which the election is made; and
          (c) all elections shall be subject to the consent or disapproval of the Administrator.
In the event the election to have Shares or cash withheld is made by a Participant and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Participant shall receive the full number of Shares or full amount of cash, as the case may be, with respect to which the Award is exercised but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares, or the proper amount of cash, as the case may be, on the Tax Date.
Notwithstanding the foregoing or any provisions of the Plan to the contrary, any broker-assisted cashless exercise shall comply with the requirements for equity classification of Paragraph 35 of FASB Statement No. 123(R) and any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements.
10. Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the stockholders of the Company, the number of Shares or Stock Units covered by each outstanding Award and the number of Shares which have not yet been issued under this Plan, as well as the purchase price, if any, of each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or similar transaction involving the Company Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Company Common Stock subject to an Option or SAR. Notwithstanding the foregoing, with respect to any Award subject to Section 409A, no such adjustment shall be authorized to the extent that such adjustment would cause the Plan or Award to fail to comply with Section 409A.
In the event of the proposed dissolution or liquidation of the Company, the Board shall notify the Participant at least fifteen (15) days prior to such proposed action. To the extent it has not been previously exercised, any Option or SAR will terminate immediately prior to the consummation of such proposed action and any restrictions on Awards shall expire immediately and that such Awards shall fully vest prior to the consummation of such proposed action. In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company’s assets (hereinafter, a “merger”), the Board may authorize outstanding Options or SARs to be assumed or an equivalent option or stock appreciation right to be substituted by such successor corporation or a parent or subsidiary of such successor corporation and may assign any Awards to the successor corporation. In the event that such successor corporation does not agree to assume the Option or SAR, or to substitute an equivalent option or stock appreciation right, the Board shall, in lieu of such assumption or substitution, provide for the Participant to have the right to exercise all Options or SARs previously granted to such Participant, including Options or SARs which would not otherwise be exercisable. If the Board makes an Option or SAR fully exercisable in lieu of assumption or substitution in the event of a merger, the Board shall notify the Participant that the Option or SAR shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger, the Option or SAR, confers the right to purchase, or receive the appreciation in Fair Market Value, as the case may be, for each

Share of stock subject to the Option or SAR immediately prior to the merger, the consideration (whether stock, cash, or other securities or property) received in the merger by holders of Company Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger was not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per share consideration received by holders of Company Common Stock in the merger or sale of assets.
11. Amendment and Termination of this Plan.
     (a) Amendment and Termination. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any Participant under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or with Section 422 of the Code (or any other applicable law or regulation, including the requirements of Nasdaq or an established stock exchange), the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.
     (b) Effect of Amendment or Termination. Any such amendment or termination of this Plan shall not affect Awards already granted and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Board, which agreement must be in writing and signed by the Participant and the Company. Notwithstanding the foregoing or any provision of the Plan or an Award to the contrary, the Administrator may at any time (without the consent of any Participant) modify or amend any or all of the provisions of the Plan or an Award to the extent necessary to conform the provisions of the of the Plan or an Award with Section 409A, the regulations issued thereunder or an exception thereto, regardless of whether such modification or amendment of the Award shall adversely affect the rights of a Participant.
12. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the Plan unless the issuance and delivery of such Shares shall comply with all relevant provisions of law including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of Nasdaq or of any stock exchange upon which the Shares may then be listed.
13. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Plan.
The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
14. Information to Participants. The Company shall provide to each Participant, during the period for which such Participant has one or more Awards outstanding, copies of all annual reports and other information which are provided to all stockholders of the Company.
15. No Right to Employment. The Plan shall not confer upon any Participant any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his right or the Company’s right to terminate his employment or consulting relationship at any time, with or without cause.
16. Governing Law. The validity, constrictions and effect of this Plan, agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the state of Delaware, without regard to its conflict of laws principles.
17. Section 409A. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:
          (i) If a Participant is a Specified Employee and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the 6-month anniversary of the date of termination unless another compliant date is specified in the applicable agreement.
          (ii) For purposes of Section 409A, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. With respect to payments subject to Section 409A, the Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Whether a Participant has Separated from Service or employment will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

          (iii) The Board, in its discretion, may specify the conditions under which the payment of all or any portion of any Award may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Board shall determine in its discretion, in accordance with the provisions of Section 409A, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Options, Stock Appreciation Rights and other stock rights subject to Section 409A. An election shall be made by filing an election with the Company (on a form provided by the Company) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Board to the extent consistent with Section 409A) and shall be irrevocable for such applicable calendar year (or other applicable service period). To the extent authorized, a Participant who first becomes eligible to participate in the Plan may file an election (“Initial Election”) at any time prior to the 30 day period following the date on which the Participant initially becomes eligible to participate in the Plan (or at such other date as may be specified by the Board to the extent consistent with Section 409A). Any such Initial Election shall only apply to compensation earned and payable for services rendered after the effective date of the Election.
          (iv) The grant of Non-Qualified Stock Options, Stock Appreciation Rights and other stock rights subject to Section 409A shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted to Employees and Eligible Directors of the Company and its subsidiaries and affiliates in which the Company has a controlling interest. In determining whether the Company has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b)(2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.
          (v) Notwithstanding anything to the contrary contained herein and with respect to Options that were earned and vested under the Plan prior to January 1, 2005 (as determined under Section 409A, “Grandfather Options”), such Grandfathered Options are intended to be exempt from Section 409A and shall be administered and interpreted in a manner intended to ensure that any such Grandfathered Option remains exempt from Section 409A. No amendments or other modifications shall be made to such Grandfathered Options except as specifically set forth in a separate writing thereto, and no amendment or modification to the Plan shall be interpreted or construed in a manner that would cause a material modification (within the meaning of Section 409A, including Treas. Reg. § 1.409A-6(a)(4)) to any such Grandfathered Options.
          (vi) In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 409A.